Exhibit 10.6

October 6, 2020

Sharon Price John

Re:     Consent to Reduced 2020 Target Bonus Opportunity

Reference is made to that certain Employment, Confidentiality and Noncompete Agreement that you entered into with Build-A-Bear Workshop, Inc. (the “Company”), effective as of March 7, 2016, as amended (the “Agreement”). Section 3(b) of the Agreement provides in part:

Should Company meet or exceed the sales, profits and other objectives established by the Compensation Committee for any fiscal year, Employee shall be eligible to receive a bonus for such fiscal year in the amount as determined by the Compensation Committee; provided however, the target bonus opportunity established for Employee in any given fiscal year will be set by the Compensation Committee at not less than one hundred percent (100%) of Employee’s earned annual base pay for such fiscal year.

In light of the uncertain and rapidly evolving situation related to the COVID-19 pandemic, the Compensation and Development Committee of the Board of Directors of the Company has requested that you agree to a reduced target bonus opportunity of 30% of your Eligible Quarterly Earnings (as defined in the Fiscal 2020 Performance Objectives For C-Level Employees) for each fiscal quarter of 2020. Consent to this adjustment is requested for fiscal 2020 only.

Please sign below to acknowledge and give your consent to this change to your target bonus opportunity for 2020.

Sincerely, BUILD-A-BEAR WORKSHOP, INC. /s/ Eric Fencl Eric Fencl Chief Administrative Officer, General Counsel and Secretary

As described in this letter, I consent to the change to my target bonus opportunity for 2020.

/s/ Sharon Price John

Sharon Price John

Date:      October 6, 2020